U.S. SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

                                  (CHECK ONE):

     [X] Form 10-K and Form 10-KSB        [ ] Form 20-F         [ ] Form 11-K
     [ ] Form 10-Q and Form 10-QSB        [ ] Form N-SAR

For Period Ended:   February 29, 2000

[ ] Transition Report on Form 10-K
[ ] Transition Report on Form 20-F
[ ] Transition Report on Form 11-K
[ ] Transition Report on Form 10-Q
[ ] Transition Report on Form N-SAR

For the Transition Period Ended:

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                  Nothing in this Form shall be construed to imply that the
                  Commission has verified any information contained herein.
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                  If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:
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PART I--REGISTRANT INFORMATION
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         Adirondack Pure Springs Mountain Water Company, Inc.
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         Full Name of Registrant (Former Name if Applicable)
         125 Michael Drive, Suite 101
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         Address of Principal Executive Office (Street and Number)
         Syosset, NY 11791-5311
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         City, State and Zip Code
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PART II--RULES 12b-25 (b) AND (c)
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If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

[X]    (a)        The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X]    (b)        The subject annual report, semi-annual report, transition
                  report on Form 10-K, Form 20-F, Form 11-K or Form N-SAR, or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[ ]    (c)        The accountant's statement or other exhibit required by Rule
                  12b-25 (c) has been attached if applicable.

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PART III--NARRATIVE
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During the period subsequent to the Company's fiscal year end, management was delayed in completion of the current Form 10-KSB due to time spent resolving issues raised in an SEC letter of comments related to previous filings. At this time, the Company's management consists of only one person, who is responsible for all SEC filings and communications, as well as daily operations of the Company.




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PART IV--OTHER INFORMATION
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         (1)  Name and telephone number of person to contact in regard to this notification

David Sackler                              516                   921-7288
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             (Name)                     (Area Code)          (Telephone Number)

         (2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                                            [X]  Yes      [ ]  No

 Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                            [ ]  Yes      [X]  No

         If so: attach an explanation of the anticipated change, both narratively and quantitatively, and if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

Adirondack Pure Springs Mountain Water Company, Inc.
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(Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date:    May 30, 2000                        By: /S/ DAVID SACKLER
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                                             Name:  David Sackler
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                                             Title: President
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